Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF DECEMBER 16, 2025

SUPPLEMENT TO INDENTURE OF MORTGAGE – ELECTRIC

DATED AS OF NOVEMBER 13, 2025

PUGET SOUND ENERGY, INC. (MORTGAGOR)

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (MORTGAGEE)

EXHIBIT A – LISTING OF WASHINGTON COUNTIES AND RECORDING NUMBERS

EXHIBIT B – LISTING OF MONTANA COUNTIES AND RECORDING DATA

EXHIBIT C – FORM OF PLEDGED SUBSTITUTED MORTGAGE BOND

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FIRST SUPPLEMENTAL INDENTURE, dated as of December 16, 2025 (this “Supplemental Indenture”), by and between PUGET SOUND ENERGY, INC., a corporation organized and existing under the laws of the State of Washington, having a mailing address of 355 110th Avenue NE, Bellevue, Washington 98004 (the “Company”), as Mortgagor, and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, having a mailing address of 100 Wall Street, Suite 600, New York, NY 10005, as Trustee under the Electric Mortgage Indenture (as hereinafter defined) and Mortgagee (the “Trustee”).

RECITALS OF THE COMPANY

A. The Company and the Trustee are parties to that certain Indenture of Mortgage – Electric, dated as of November 13, 2025 (together with all indentures supplemental thereto, the “Electric Mortgage Indenture”), providing for the issuance by the Company of Bonds (as defined in the Electric Mortgage Indenture) from time to time.

B. Pursuant to Section 4.01 of the Electric Mortgage Indenture, the Company and the Trustee deem it advisable to enter into this Supplemental Indenture for the purposes of effectuating the lien of the Electric Mortgage Indenture.

C. Under the Electric Mortgage Indenture, the Company is authorized to issue unlimited series of Bonds and establish one or more series of Bonds at any time in accordance with the provisions of the Electric Mortgage Indenture, and the terms of such series of Bonds may be described by a supplemental indenture executed by the Company and the Trustee.

D. The Company has heretofore executed and delivered to the PSE Senior Note Indenture Trustee (as defined below) an Indenture, dated as of December 1, 1997, as supplemented and amended from time to time (the “PSE Senior Note Indenture”) between the Company and U.S. Bank Trust Company, National Association (successor to State Street Bank and Trust Company) as trustee (the “PSE Senior Note Indenture Trustee”) pursuant to which the following series of notes have been issued:

a.	$300,000,000 7.020% Senior Secured Notes due 2027;

b.	$100,000,000 7.000% Senior Secured Notes due 2029;

c.	$138,460,000 3.900% Series 2013A Senior Note due 2031;

d.	$23,400,000 4.000% Series 2013B Senior Note due 2031;

e.	$400,000,000 5.330% Senior Secured Notes due 2034;

f.	$250,000,000 5.483% Senior Secured Notes due 2035;

g.	$300,000,000 6.274% Senior Secured Notes due 2037;

h.	$350,000,000 5.757% Senior Secured Notes due 2039;

i.	$250,000,000 4.434% Senior Secured Notes due 2041;

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j.	$300,000,000 5.638% Senior Secured Notes due 2041;

k.	$425,000,000 4.300% Senior Secured Notes due 2045;

l.	$600,000,000 4.223% Senior Secured Notes due 2048;

m.	$450,000,000 3.250% Senior Secured Notes due 2049;

n.	$450,000,000 2.893% Senior Secured Notes due 2051;

o.	$45,000,000 4.700% Senior Secured Notes due 2051;

p.	$400,000,000 5.448% Senior Secured Notes due 2053;

q.	$400,000,000 5.685% Senior Secured Notes due 2054; and

r.	$500,000,000 5.598% Senior Secured Notes due 2055 (collectively, the “Outstanding PSE Senior Notes”).

E. Section 14.01(f) of the Electric Mortgage Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Electric Mortgage Indenture to establish the form or terms of Bonds of any series as contemplated by Sections 2.01 and 3.01 of the Electric Mortgage Indenture.

F. The Company desires in and by this Supplemental Indenture to create a new series of Bonds to be designated as the “Pledged Substituted Mortgage Bonds” to be issued under the Electric Mortgage Indenture and further desires to establish the form of such series of Pledged Substituted Mortgage Bonds.

G. The Company desires in and by this Supplemental Indenture to issue Bonds of the new Pledged Substituted Mortgage Bonds series with such maturity date or dates, interest rate or rates, principal amount or amounts, redemption provisions and other terms which shall correspond to each series of senior notes outstanding under the PSE Senior Note Indenture on the date hereof and at any time hereafter, including the Outstanding PSE Senior Notes listed in Recital D above (collectively, the “PSE Senior Notes”), and to deliver each Bond of such new Pledged Substituted Mortgage Bonds series to the PSE Senior Note Indenture Trustee to serve as collateral to each corresponding series of PSE Senior Notes.

H. Pursuant to Section 3.01 of the Electric Mortgage Indenture, the Company and the Trustee deem it advisable to enter into this Supplemental Indenture for the purposes of creating the new Pledged Substituted Mortgage Bonds series and establishing the form thereof and issuing Bonds of the Pledged Substituted Mortgage Bonds series corresponding to the related series of PSE Senior Notes.

I. The execution and delivery of this Supplemental Indenture has been authorized by a Board Resolution (as defined in the Electric Mortgage Indenture).

J. Concurrent with the execution hereof, the Company has delivered to the Trustee an Officer’s Certificate and Company Order (each as defined in the Electric Mortgage Indenture) pursuant to Section 4.01 and caused its counsel to deliver to the Trustee an Opinion of Counsel (as defined in the Electric Mortgage Indenture) pursuant to Sections 4.01 and 14.03 of the Electric Mortgage Indenture.

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K. The Company has done all things necessary to make this Supplemental Indenture a valid agreement of the Company in accordance with its terms.

NOW, THEREFORE, the Company and the Trustee agree, for the benefit of each other and the equal and proportionate benefit of all Holders and all holders of PSE Senior Notes, as follows:

ARTICLE I: DEFINITIONS

Unless the context otherwise requires, capitalized terms used but not defined herein have the meaning set forth in the Electric Mortgage Indenture.

The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE II: LIEN EFFECTIVE DATE

SECTION 1. Pursuant to Section 7.08 of the Electric Mortgage Indenture, the Company has caused the Electric Mortgage Indenture to be recorded in those counties as reflected on Exhibit A and Exhibit B and on the date and under the recording number as indicated opposite of the county name.

SECTION 2. Pursuant to Section 4.01 of the Electric Mortgage Indenture, the Company has delivered to the Trustee an Officer’s Certificate and Company Order and caused its counsel to deliver to the Trustee an Opinion of Counsel, each dated as of the date hereof, thereby effectuating the lien of the Electric Mortgage Indenture as of the date hereof (the “Lien Effective Date”).

SECTION 3. Pursuant to Section 4.01 of the Electric Mortgage Indenture, upon the Lien Effective Date and notwithstanding any other provision of the Indenture or the Bonds, all Bonds, automatically and without any further action by the Company, the Trustee, or any Holders, shall be secured by the Mortgaged Property and shall constitute secured obligations of the Company, and the provisions of this Indenture and the Bonds shall be construed consistently with the status of the Bonds as secured obligations of the Company.

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ARTICLE III: ESTABLISHMENT OF THE NEW PLEDGED SUBSTITUTED MORTGAGE BONDS SERIES

SECTION 1. There is hereby created a new series of Bonds issued under and secured by the Electric Mortgage Indenture, to be designated as “Pledged Substituted Mortgage Bonds.” The aggregate principal amount of the Pledged Substituted Mortgage Bonds shall not be limited (provided that for purposes of Montana law the maximum aggregate principal amount of the Pledged Substituted Mortgage Bonds shall be Five Trillion and No/100ths U.S. Dollars ($5,000,000,000,000.00) and they shall be due no later than December 31, 2124) and shall be initially authenticated and delivered from time to time upon delivery to the Trustee of the documents required by the Electric Mortgage Indenture.

SECTION 2. There is hereby authenticated and issued eighteen (18) Bonds of the Pledged Substituted Mortgage Bonds series with such maturity date or dates, interest rate or rates, principal amount or amounts, redemption provisions and other terms which correspond to each series of Outstanding PSE Senior Notes.

SECTION 3. The Bonds of the Pledged Substituted Mortgage Bonds series shall be substantially in the form set forth in Exhibit C hereto and shall specify the following with respect to each issue of the Bonds of the Pledged Substituted Mortgage Bonds series: (i) any limitations on the aggregate principal amount of such issue of Bond of the Pledged Substituted Mortgage Bonds series, (ii) the Original Issue Date (as defined below) or dates for such issue of Bonds of the Pledged Substituted Mortgage Bonds series, (iii) the stated maturity of such issue of Bonds of the Pledged Substituted Mortgage Bonds series, (iv) the interest rate or rates, or method of calculation of such rate or rates, for such issue of Bonds of the Pledged Substituted Mortgage Bonds series, (v) the terms, if any, regarding the optional or mandatory redemption of such issue of Bonds of the Pledged Substituted Mortgage Bonds series, including the redemption date or dates, if any, and the price or prices applicable to such redemption (including any premium), (vi) whether or not such issue of Bonds of the Pledged Substituted Mortgage Bonds series shall be entitled to the benefit of any sinking fund, and the terms, if any, of such sinking fund, (vii) the designation of such issue of Bonds of the Pledged Substituted Mortgage Bonds series, (viii) if the form of such Bonds of the Pledged Substituted Mortgage Bonds series is not as described herein, the form of such Bonds of the Pledged Substituted Mortgage Bonds series, (ix) the maximum annual interest rate, if any, of the Bonds of the Pledged Substituted Mortgage Bonds series permitted for such issue, (x) any other information necessary to complete the Bonds of the Pledged Substituted Mortgage Bonds series of such issue and (xi) any other terms of such issue not inconsistent with the Electric Mortgage Indenture or this Supplemental Indenture.

SECTION 4. The Bonds of the Pledged Substituted Mortgage Bonds series shall be issuable in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof or such other amount or amounts as may be authorized by the Company.

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SECTION 5. Both principal of and interest on the Bonds of the Pledged Substituted Mortgage Bonds series (and premium, if any) are to be paid in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts at the principal corporate trust office, in the City of New York, New York, of the Trustee.

SECTION 6. Notwithstanding any provision in the Electric Mortgage Indenture to the contrary, each Bond of the Pledged Substituted Mortgage Bonds series shall be dated and issued as of the date of its authentication by the Trustee (the “Original Issue Date”). Each Bond of the Pledged Substituted Mortgage Bonds series shall bear interest from the later of its Original Issue Date or the most recent date to which interest has been paid or duly provided for with respect to such Bond of the Pledged Substituted Mortgage Bonds series until the principal of such Bond of the Pledged Substituted Mortgage Bonds series is paid or made available for payment, and interest on each Bond of the Pledged Substituted Mortgage Bonds series shall be payable on each interest payment date after the Original Issue Date.

SECTION 7. Notwithstanding any provision in the Electric Mortgage Indenture to the contrary, the person in whose name any Bond of the Pledged Substituted Mortgage Bonds series is registered at the close of business on the Regular Record Date with respect to any interest payment date for such Bond of the Pledged Substituted Mortgage Bonds series shall be entitled to receive the interest payable on such interest payment date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and shall be paid to the person in whose name any Bond of the Pledged Substituted Mortgage Bonds series is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to the Holder not more than 15 days nor fewer than 10 days prior to such Special Record Date.

SECTION 8. At such time or times that all or a portion of the principal amount of a PSE Senior Note shall be redeemed or otherwise deemed to have been paid, the Company shall deliver a notice to the Trustee in writing specifying the principal amount of the PSE Senior Note so redeemed or paid, and the principal amount of the corresponding Bond of the Pledged Substituted Mortgage Bonds series shall be deemed reduced by such specified principal amount of the PSE Senior Note so redeemed or paid for all purposes of the Electric Mortgage Indenture.

SECTION 9. The Trustee hereunder shall, by virtue of its office as such Trustee, be the registrar and transfer agent of the Company for the purpose of registering and transferring Bonds of the Pledged Substituted Mortgage Bonds series; however, the Company may also act as the registrar and transfer agent in lieu of the Trustee.

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SECTION 10. Notwithstanding any other provision of the Electric Mortgage Indenture to the contrary, the Company shall receive a credit against its obligations to make any payment in respect of the principal of, or premium, if any, or interest on, any Bond of the Pledged Substituted Mortgage Bonds series (whether at maturity, upon redemption or otherwise), and such obligations shall be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment shall be due, the then due principal of, or premium, if any, or interest on, the corresponding PSE Senior Notes with such Bond of the Pledged Substituted Mortgage Bonds series shall have been fully or partially paid or there shall have been deposited with the PSE Senior Note Indenture Trustee pursuant to the PSE Senior Note Indenture sufficient available funds to fully or partially pay the then due principal of, or premium, if any, or interest on, such corresponding PSE Senior Notes. The obligations of the Company hereunder to make such payment of principal of, premium, if any, or interest on, such Bond of the Pledged Substituted Mortgage Bonds series shall be deemed to have been reduced by the amount of such credit.

SECTION 11. The PSE Senior Note Indenture requires that if any PSE Senior Note in respect of which any Bond of the Pledged Substituted Mortgage Bonds series was delivered to the PSE Senior Note Indenture Trustee pursuant to the PSE Senior Note Indenture is deemed paid and discharged pursuant to Section 5.01 of the PSE Senior Note Indenture, the obligation of the Company to make payment with respect to the principal of and premium, if any, and interest on such Bond of the Pledged Substituted Mortgage Bonds series shall be satisfied and discharged and such Bond of the Pledged Substituted Mortgage Bonds series shall cease to secure such PSE Senior Note in any manner and, the PSE Senior Note Indenture Trustee shall surrender such Bond of the Pledged Substituted Mortgage Bonds series, subject to the limitations of the PSE Senior Note Indenture, to the Company for cancellation.

SECTION 12. The Bonds of the Pledged Substituted Mortgage Bonds series shall be issued and delivered pursuant to the PSE Senior Note Indenture to, registered in the name of and held by the PSE Senior Note Indenture Trustee in trust for the benefit of the holders from time to time of the Senior Notes. The PSE Senior Note Indenture Trustee shall not sell, assign or transfer any of the Bonds of the Pledged Substituted Mortgage Bonds series except to a successor trustee under the PSE Senior Note Indenture. The Company may take such actions as it shall deem desirable to effect compliance with such restrictions on transfer, including the placing of an appropriate legend on the Bonds of the Pledged Substituted Mortgage Bonds series.

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SECTION 13. The form of the Bond of the Pledged Substituted Mortgage Bonds series is set forth in Exhibit C hereto and is hereby incorporated herein and made a part hereof.

ARTICLE IV: MISCELLANEOUS

SECTION 1. Except insofar as herein otherwise expressly provided, all the provisions, definitions, terms and conditions of the Electric Mortgage Indenture, as amended, shall be deemed to be incorporated in, and made a part of, this Supplemental Indenture; and the Electric Mortgage Indenture as supplemented and amended by this Supplemental Indenture is in all respects ratified and confirmed; and the Electric Mortgage Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

SECTION 2. Nothing in this Supplemental Indenture is intended, or shall be construed to give to any person or corporation, other than the parties hereto and the holders of the Pledged Substituted Mortgage Bonds issued and to be issued under and in respect of this Supplemental Indenture, or under any covenant, condition or provision herein contained, all the covenants, conditions and provisions of this Supplemental Indenture being intended to be, and being, for the sole and exclusive benefit of the parties hereto and of the holders of the Pledged Substituted Mortgage Bonds issued and to be issued under the Electric Mortgage Indenture and secured thereby.

SECTION 3. All covenants, stipulations and agreements in this Supplemental Indenture contained by or on behalf of the Company shall bind and (subject to the provisions of the Electric Mortgage Indenture) inure to the benefit of its successors and assigns, whether so expressed or not.

SECTION 4. The headings of the several Articles of this Supplemental Indenture are inserted for convenience of reference, and shall not be deemed to be any part hereof.

SECTION 5. This Supplemental Indenture shall be effective upon the execution and delivery hereof by each of the parties hereto.

SECTION 6. This Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall together constitute but one and the same instrument. Delivery of an executed Supplemental Indenture by one party to the other may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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SECTION 7. The laws of the State of New York shall govern this Supplemental Indenture and the Pledged Substituted Mortgage Bonds, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

SECTION 8. In case any provision in this Supplemental Indenture or the Pledged Substituted Mortgage Bonds shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

PUGET SOUND ENERGY, INC., as Issuer (Mortgagor)

By:	/s/ Cara Peterman
Name:	Cara Peterman
Title:	Director, Chief Risk Officer and Corporate Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee (Mortgagee)

By:	/s/ Michelle Lee
Name:	Michelle Lee
Title:	Vice President

[Signature Page to Supplemental Indenture – Electric Mortgage Indenture]

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

This record was acknowledged before me on December 11, 2025, by CARA PETERMAN as Director, Chief Risk Officer and Corporate Treasurer of PUGET SOUND ENERGY, INC.

/s/ Karen Campbell
(Signature of notary public)

Notary Public
(Title of office)

My commission expires: 7/18/28

(Use this space for notarial stamp/seal)

STATE OF NEW YORK	)
) ss.
COUNTY OF KINGS	)

On this 11th day of December, 2025, before me, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared MICHELLE LEE, to me known to be the Vice President of U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee, the national banking association that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said national banking association for the uses and purposes therein mentioned.

IN WITNESS WHEREOF I have hereunto set my hand and official seal the day and year first above written.

/s/ Denia A. Larios
Type Notary Name: Denia Larios
Notary Public in: State of New York
My appointment expires: 4/10/2028

EXHIBIT A

LISTING OF WASHINGTON COUNTIES AND RECORDING NUMBERS

County	Recording Date	Auditor’s File No.
Chelan	11-20-2025	2615453
Columbia	11-25-2025	50796
Cowlitz	11-24-2025	3780345
Douglas	11-24-2025	3279106
Garfield	11-24-2025	20250468
Grant	11-24-2025	1519749
Grays Harbor	11-24-2025	2025-11240004
Island	11-24-2025	4593755
Jefferson	11-24-2025	674605
King	11-24-2025	20251124000154
Kitsap	11-24-2025	202511240028
Kittitas	11-24-2025	202511240005
Klickitat	11-24-2025	1170358
Lewis	11-24-2025	3630990
Mason	11-24-2025	2233756
Pierce	11-25-2025	202511250537
Skagit	11-24-2025	202511240006
Snohomish	11-25-2025	202511250196
Thurston	11-24-2025	5080064
Whatcom	11-24-2025	2025-1101860

EXHIBIT B

LISTING OF MONTANA COUNTIES AND RECORDING DATA

County	Recording Date	Recording Data
Big Horn	11-24-2025	373611 Bk 210 Pg 148-280
Broadwater	11-25-2025	202706 Bk 276 Pg 346
Golden Valley	11-25-2025	86373 BOOK: M Mortgages Page: 23934
Meagher	11-26-2025	151755
Rosebud	11-26-2025	0131834 Book 175MG Page 701-833
Stillwater	11-25-2025	397793 MORTGAGES
Sweet Grass	11-24-2025	167433 Pages: 133 Book: 137MTG Page: 41
Treasure	11-26-2025	2025-0202 MORTGAGE BK: 26 PAGE: 321
Wheatland	11-25-2025	114086 Book: M Page: 36440-36572
Yellowstone	11/24/2025	4120273 M

EXHIBIT C

FORM OF PLEDGED SUBSTITUTED MORTGAGE BOND

REGISTERED

$[•]

No. R-[1]

PUGET SOUND ENERGY, INC.

[•]% PLEDGED SUBSTITUTED MORTGAGE BOND DUE 20[•]

ORIGINAL ISSUE DATE: [•]	INTEREST RATE: [•]%	MATURITY DATE: [•]

PUGET SOUND ENERGY, INC., a corporation of the state of Washington (the “Company”), for value received hereby promises to pay to U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION or registered assigns, the principal sum of [•] DOLLARS ($[•]) on the Maturity Date set forth above, and to pay interest thereon from the Original Issue Date set forth above or from the most recent date to which interest has been paid or duly provided for, semiannually in arrears on [•] and [•] in each year (each, an “Interest Payment Date”), commencing on [•], at the per annum Interest Rate set forth above, until the principal hereof is paid or made available for payment. No interest shall accrue on the Maturity Date, so long as the principal amount of this Bond is paid in full on the Maturity Date. The interest so payable and punctually paid or duly provided for on any such Interest Payment Date will be paid to the person in whose name this Bond is registered (the “Holder”) at the close of business on the Regular Record Date for such interest, which shall be the [15][th] calendar day next preceding such Interest Payment Date; provided that the first Interest Payment Date for any Bond, the Original Issue Date of which is after a Regular Record Date but prior to the applicable Interest Payment Date, shall be the Interest Payment Date following the next succeeding Regular Record Date; and provided further, that interest payable on the Maturity Date set forth above or, if applicable, upon redemption or acceleration, shall be payable to the person to whom principal shall be payable. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and shall be paid to the person in whose name this Bond is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee (as defined on the reverse hereof), notice whereof shall be given to the Holder not more than 15 days nor fewer than 10 days prior to such Special Record Date.

Both principal of and interest on this Bond (and premium, if any) are to be paid in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts at the principal corporate trust office, in the City of New York, New York, of the Trustee.

If any Interest Payment Date or the date on which the principal of this Bond is required to be paid is not a Business Day, then payment of principal, premium or interest need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date or the date on which the principal of this Bond is required to be paid, and, in the case of timely payment thereof, no interest shall accrue for the period from and after such Interest Payment Date or the date on which the principal of this Bond is required to be paid.

“Business Day” means any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in (i) any Place of Payment (as defined in the Indenture) or other location specified in the Indenture (as defined on the reverse hereof) or (ii) the location of the Company’s principal place of business or the corporate trust office of the Trustee, are generally authorized or required by law, regulation or executive order to remain closed.

This Bond shall not become obligatory for any purpose or be entitled to any security or benefit under said Indenture until the authentication certificate hereon shall have been signed by the Trustee.

The provisions of this Bond are continued on the reverse hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, PUGET SOUND ENERGY, INC. has caused these presents to be executed in its corporate name and on its behalf by the facsimile of the signature of its Treasurer or an Assistant Treasurer and by the facsimile of the signature of its Secretary, thereunto duly authorized, and its corporate seal or a facsimile thereof to be hereto affixed.

PUGET SOUND ENERGY, INC.

Dated: [•]

By:

And by:

REVERSE OF BOND

PUGET SOUND ENERGY, INC.

Pledged Substituted Mortgage Bond

This Bond is one of the Bonds of the above designated series, of an unlimited authorized amount of Bonds of the Company known as Pledged Substituted Mortgage Bonds, all issued or to be issued in one or more series under and secured by the Indenture of Mortgage – Electric, dated as of November 13, 2025, by and between the Company and U.S. Bank Trust Company, National Association as Trustee (the “Trustee”), as supplemented and/or modified by indentures supplemental thereto, and by all other instruments supplemental thereto (the “Indenture”), reference to each and all of which is hereby made for a description of the property mortgaged and pledged as security for said Bonds, the rights and remedies of the Holder of this Bond in regard thereto, and the terms and conditions upon which Bonds may be issued. Except as otherwise defined herein, capitalized terms defined in the Indenture are used herein as defined in the Indenture.

The Bonds of this series shall be issuable in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof or such other amount or amounts as may be authorized by a resolution of the Board of Directors or a duly authorized committee of the Board of Directors that has been designated an Executive Committee (the “Pricing Committee”).

This Bond is issued to secure the payment and performance of the Company’s obligations under the Indenture, dated as of December 1, 1997 (the “PSE Senior Note Indenture”), with U.S. Bank Trust Company, National Association (successor to State Street Bank and Trust Company) as Trustee (the “PSE Senior Note Indenture Trustee”) to make payments in respect of the principal of, premium, if any, and interest on Senior Notes of the Company (the “Senior Notes”) initially issued contemporaneously with this Bond.

Notwithstanding any other provision of the Indenture to the contrary, the Company shall receive a credit against its obligations to make any payment in respect of the principal of, or premium, if any, or interest on, this Bond (whether at maturity, upon redemption or otherwise), and such obligations shall be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment shall be due, the then due principal of, or premium, if any, or interest on, the Senior Notes of the Company associated with this Bond shall have been fully or partially paid or there shall have been deposited with the PSE Senior Note Indenture Trustee pursuant to the PSE Senior Note Indenture sufficient available funds to fully or partially pay the then due principal of, or premium, if any, or interest on, such Senior Notes. The obligations of the Company to make such payment of principal of, premium, if any, or interest on, this Bond shall be deemed to have been reduced by the amount of such credit.

This Bond is not transferable except as required to effect transfer to any successor trustee under the PSE Senior Note Indenture.

[This Bond will be redeemable as a whole or in part, at the option of the Company at any time and from time to time after the Original Issue Date and prior to [•] (the “Par Call Date”) and in connection with the redemption as a whole or in part of the Senior Notes in respect of which this Bond was delivered to the PSE Senior Note Indenture Trustee pursuant to the PSE Senior Note Indenture, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i)(a) the sum of the present values of the remaining scheduled payments of principal and interest on this Bond being redeemed discounted to the redemption date (assuming this Bond matured on the Par Call Date) on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus [•] basis points less (b) interest accrued to the redemption date, and (ii) 100% of the principal amount of this Bond or portion thereof to be redeemed, plus in either case accrued and unpaid interest thereon to, but excluding, the redemption date. At any time and from time to time on or after the Par Call Date and in connection with the redemption as a whole or in part of the Senior Notes in respect of which this Bond was delivered to the PSE Senior Note Indenture Trustee pursuant to the PSE Senior Note Indenture, this Bond will be redeemable as a whole or in part, at the option of the Company, at a redemption price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest thereon to but excluding the redemption date.

For purposes of the optional redemption provisions, the following term has the following meaning:

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable:

•	the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or

•

if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

•

if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this clause, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date. If there is no United States Treasury security maturing on the Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date, or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.]

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to the holder of this Bond to be redeemed.

If this Bond or any portion hereof ($2,000 or any multiple of $1,000 in excess thereof) is duly designated for redemption, if payment of the principal hereof or of such portion, together with accrued interest and premium, if any, is irrevocably provided for, and if notice of such redemption shall have been duly given, this Bond shall cease to be entitled to the lien of the Indenture from and after the date such payment is irrevocably so provided for and shall cease to bear interest from and after the date fixed for redemption.

If an Event of Default shall occur and be continuing as provided in the Indenture, the Trustee or the Holders of not less than 25% in aggregate principal amount of Bonds then Outstanding, considered as one class, may declare the principal amount of all Bonds then Outstanding to be due and payable immediately by notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that with respect to certain Events of Default relating to bankruptcy, insolvency and similar events, the principal amount of all Bonds then Outstanding shall be due and payable immediately without further action by the Trustee or the Holders.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee to enter into one or more supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture with the consent of the Holders of not less than a majority in aggregate principal amount of the Bonds at the time Outstanding, considered as one class; provided, however, that if there shall be Bonds of more than one series Outstanding under the Indenture and if a proposed supplemental indenture shall directly affect the rights of the Holders of Bonds of one or more, but less than all, of such series, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Bonds of all series so directly affected, considered as one class, shall be required; and provided, further, that if the Bonds of any series shall have been issued in more than one Tranche and if a proposed supplemental indenture shall directly affect the rights of the Holders of Bonds of one or more, but less than all, of such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Bonds of all Tranches so directly affected, considered as one class, shall be required; and provided, further, that the Indenture permits the Company and the Trustee to enter into one or more supplemental indentures for certain purposes without the consent of any Holders of Bonds. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of Bonds, on behalf of the Holders of all such Bonds, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Bond shall be conclusive and binding upon such Holder and upon all future Holders of this Bond and of any Bond issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Bond.

As provided in and subject to the provisions of the Indenture, the Holder of this Bond shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default, the Holders of at least 25% in aggregate principal amount of the Bonds at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of at least a majority in aggregate principal amount of Bonds at the time Outstanding a direction inconsistent with such written request, and shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Bond for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

The registered owner of this Bond is the PSE Senior Note Indenture Trustee. The PSE Senior Note Indenture requires that if any Senior Note in respect of which this Bond was delivered to the PSE Senior Note Indenture Trustee pursuant to the PSE Senior Note Indenture is deemed paid and discharged pursuant to Section 5.01 of the PSE Senior Note Indenture, the obligation of the Company to make payment with respect to the principal of and premium, if any, and interest on this Bond shall be satisfied and discharged and this Bond shall cease to secure such Senior Note in any manner, and the PSE Senior Note Indenture Trustee shall surrender this Bond, subject to the limitations of the PSE Senior Note Indenture, to the Company for cancellation.

It is part of the contract herein contained that each holder hereof waives all right of recourse to any personal, statutory or other liability of any promoter, shareholder, officer or director, past, present or future, of the Company or of any predecessor or successor corporation for the collection of any indebtedness hereunder as more fully provided in said Indenture.

TRUSTEE’S AUTHENTICATION CERTIFICATE

This is one of the Bonds, of the series designated herein, described in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By
Authorized Officer